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                                                                    EXHIBIT 99.1

                 [LETTERHEAD OF DEUTSCHE BANK SECURITIES INC.]

                                 June 13, 2000

The Board of Directors
Epitope, Inc.
8505 SW Creekside Place
Beaverton, Oregon 97008-7108

Members of the Board:

  We hereby consent to the inclusion of our opinion letter to the Board of Directors of Epitope, Inc. ("Epitope") as Annex B to, and to the reference thereto under the caption "SUMMARY--Opinions of Financial Advisors" and "OPINIONS OF FINANCIAL ADVISORS--Opinion of Financial Advisor to Epitope" in, the Joint Proxy Statement/Prospectus of Orasure Technologies, Inc. ("Orasure") relating to the proposed merger transaction involving Epitope and STC Technologies, Inc. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                                              /s/ Deutsche Bank Securities Inc.
                                          By: _________________________________
                                              DEUTSCHE BANK SECURITIES INC.